Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

Women Benefit from Scientific and Technological Advancements to Detect, Prevent and
Treat Cervical Cancer

Pap Tests as Important as Ever in Battle Against Disease

Burlington, NC, January 10, 2008 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), an industry leader in cancer testing, recognizes January, designated by the U.S. Congress as Cervical Health Awareness Month, as a time to highlight the issues surrounding cervical cancer and the importance of screening for women. Cervical cancer is one of the few cancers that can reliably be prevented through early detection and intervention. Recent medical and technological advancements have made it easier than ever for women to identify their risk for cervical cancer and receive the proper treatment.

The American Cancer Society estimates that in 2007, approximately 11,150 cases of invasive cervical cancer will have been diagnosed in the United States and nearly 3,670 women will have died from cervical cancer. This number has decreased dramatically since 1955. Specifically, there was a 74% reduction between 1955 and 1992 and this rate continues to decrease by approximately 4% per year.

“One major achievement that has lead to this decline was the development and general acceptance of the Pap smear or Pap test,” stated Dr. Myla Lai-Goldman, Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “The general understanding of the need for regular Pap testing has been pivotal to the decline in cervical cancer deaths over the last 50 years.”

The Pap test looks for abnormal cells on the cervix and helps determine a woman’s risk for cervical cancer. While most of these abnormal cells are caused by persistent infections with the human papillomavirus (HPV), the Pap does not directly detect the presence of HPV, especially those “high-risk” types now known to cause most cervical cancers.

However, in 2003, the FDA approved a molecular DNA test to directly detect HPV DNA in the same cervical cells that are used for the Pap test. “While the Pap alone detects cellular changes associated with cervical disease and cancer, the Pap with the HPV DNA test accurately detects the HPV itself,” said Dr. Lai-Goldman. “Knowing a woman’s HPV status allows doctors to determine when additional tests or procedures are needed and to initiate treatment before cancer can develop.” LabCorp is a leader in both Pap and HPV testing.

Technological advances in the testing procedures have also made results more accurate than ever. In 2003, the FDA approved the first image guided technology for Pap smear analysis. This technology is a computer-based system in which the computer reviews the cervical cells on a slide and matches various aspects of the cells to its database. It assists the cytotechnologist, a specially trained individual who identifies cellular abnormalities by providing a road map to the cells of interest on the slide. With the assistance of the computer-generated information, the cytotechnologist performs an examination and reaches a decision as to the presence or absence of abnormal cells.

“Image guided Pap tests allow every slide to have expert human review combined with the power of an interactive computer imaging system,” stated Dr. Lai-Goldman. “This combination results in improved diagnostic confidence in Pap results.” LabCorp was the first national lab to fully embrace the image guided technology and currently over 56% of all Pap tests LabCorp performs utilize this technology.

LabCorp performs more than 10 million Pap tests annually and recommends that all women visit their physician to discuss what testing options are best for them. For more information on cervical cancer testing, please visit www.labcorp.com/services/hcp/cervical_cancer/index.html.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.